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                                                                    EXHIBIT 12.1

                 Ratios of Earnings to Combined Fixed Charges
                        and Preferred Shared Dividends

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                                                           Nine Months
                                                              ended                      Years Ended December 31,
                                                          September 30,    ----------------------------------------------------
                                                              2000          1999        1998        1997       1996       1995
                                                             ------        ------      ------      ------     ------     ------
                                                                                   (in thousands, except ratios)
Pretax income                                                28,440        31,088      27,215      22,674     18,955     16,130

Fixed charges:
     Interest on deposits                                    28,548        29,756      31,383      28,598     23,053     18,464
     Other interest                                          14,812         5,376       1,063       1,227      1,002      2,302
     One third of net rental expense                            848           736         489         266        213        154
     Preferred share dividends                                   13            16           -           -          -          -
                                                             ------        ------      ------      ------     ------     ------
       Fixed charges and preferred share dividends
         including interest on deposits                      44,221        35,884      32,935      30,091     24,268     20,920

       Total earnings including interest on deposits         72,661        66,972      60,150      52,765     43,223     37,050

       Total earnings excluding interest on deposits         44,113        37,216      28,767      24,167     20,170     18,586

       Fixed charges and preferred share dividends
         excluding interest on deposits                      15,673         6,128       1,552       1,493      1,215      2,456

       Ratios of Earnings to Combined Fixed Charges
         and Preferred Share Dividends:
           Including interest on deposits                      1.64          1.87        1.83        1.75       1.78       1.77
           Excluding interest on deposits                      2.81          6.07       18.54       16.19      16.60       7.57
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